UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 7, 2005

Quest Software, Inc.

(Exact name of registrant as specified in its charter)

California	000-26937	33-0231678
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8001 Irvine Center Drive, Irvine, California	92618
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 754-8000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On September 7, 2005, Vincent C. Smith, the chairman of the board and chief executive officer of Quest Software, Inc., executed an Advanced Instruction with Deutsche Bank Securities, Inc. (“DBSI”) for the sale of Quest Software equity securities. The instructions are intended to satisfy the affirmative defense conditions of Rule 10b5-1 under the Securities Exchange Act of 1934 and are made as part of Mr. Smith’s long-term plans for liquidity and asset diversification. The instructions specifically provide that Mr. Smith will not attempt to exercise any influence over how, when or whether transactions are executed pursuant to these instructions.

Mr. Smith has instructed DBSI to sell up to a maximum of 3,000,000 shares of Quest Software common stock during the period from September 6, 2005 through September 8, 2006, through cash market transactions or, in certain circumstances, using one or more variable delivery forward contracts. The number of shares to be sold on any given day will depend on the market price of Quest’s common stock, and no shares will be sold under these instructions if the market price of Quest Software common stock is below a target price of $16.00 per share.

Mr. Smith previously executed an Advanced Instruction with DBSI on July 28, 2004, which expired by its own terms on September 3, 2005. Under the expired Advanced Instruction, which instructed DBSI to sell up to a maximum of 3,000,000 shares of Quest Software common stock, Mr. Smith sold an aggregate of 244,500 shares during the period from August 1, 2004 to September 3, 2005. Mr. Smith beneficially owns approximately 33.3 million shares of Quest Software common stock, or approximately 33.2% of Quest Software’s outstanding shares.

Transactions executed pursuant to these instructions will be disclosed publicly through Mr. Smith’s filings with the Securities and Exchange Commission. His Form 4 filings will also be posted on the investor relations area of Quest Software’s web site.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUEST SOFTWARE, INC.
Date: September 9, 2005

	By:	/s/ J. MICHAEL VAUGHN
J. Michael Vaughn
Vice President, General Counsel and Secretary